NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (December 10, 2007) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2007, of $3,190,000 or $0.40 per share. This compares to net income of $3,786,000 or $0.47 per share for the quarter ended June 30, 2007, and compares to net income of $5,666,000 or $0.68 per share for the quarter ended September 30, 2006.
	Net income for the twelve months ended September 30, 2007, was $15,319,000 or $1.89 per share, compared to net income of $20,768,000 or $2.47 per share for the twelve months ended September 30, 2006.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/07      6/30/07      9/30/06      9/30/07      9/30/06
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   10,243       10,436       11,109       41,679       46,611
Provision for loan losses                     700          175          337        1,634          745
Non-interest income                         4,434        5,858        6,740       21,198       24,524
Non-interest expense                        8,790        9,961        8,298       36,329       37,248
Income tax expense                          1,997        2,372        3,548        9,595       12,374
                                           -------      -------      -------      -------      ------
   Net income                          $    3,190        3,786        5,666       15,319       20,768
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,506,483    1,535,846    1,524,796    1,506,483   1,524,796
Total loans and mortgage-backed
  and related securities                 1,397,431    1,420,192    1,435,755    1,397,431   1,435,755
Customer and brokered deposit accounts     855,536      849,372      851,042      855,536     851,042
Stockholders' equity                       149,392      149,191      156,572      149,392     156,572


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.99        18.81        18.82        18.99       18.82
Earnings per share                            0.40         0.47         0.68         1.89        2.47
Cash dividends paid per share                0.225        0.225        0.225         0.90       1.125


Return on assets (annualized net income
  divided by total average assets)           0.84%        0.98%        1.47%        1.01%       1.35%

Return on equity (annualized net income
  divided by average stockholder's equity)   8.55%       10.09%       14.62%       10.01%      13.60%


Weighted average shares outstanding      7,896,851    7,986,967    8,337,664    8,100,904   8,396,552

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